Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports First Quarter 2020 Financial and Operating Results

Decisive actions taken amid the COVID-19 outbreak and market deterioration to safeguard employee health and safety, support communities and customers as an essential supplier to critical infrastructure, protect strong balance sheet and enhance liquidity

TULSA, OKLAHOMA, May 8, 2020 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported a net loss attributable to ARLP of $144.8 million, or $(1.14) per basic and diluted limited partner unit for the quarter ended March 31, 2020 (the "2020 Quarter"), which included non-cash impairment charges of $157.0 million.  This compares to net income attributable to ARLP of $276.4 million, or $2.12 per basic and diluted limited partner unit for the quarter ended March 31, 2019 (the "2019 Quarter"), which included a non-cash net gain of $170.0 million related to the AllDale Acquisition.  Excluding the impact of non-cash items (each described in more detail below), for the 2020 Quarter Adjusted net income attributable to ARLP and Adjusted EBITDA decreased to $12.2 million and $98.3 million, respectively, compared to $106.5 million and $188.8 million for the 2019 Quarter.  (Unless otherwise noted, all references in this release to "net income" refer to "net income attributable to ARLP."  For a definition of EBITDA, Adjusted net income attributable to ARLP, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

"ARLP entered the year anticipating challenging coal market conditions due primarily to low natural gas prices and the overhang of coal supply caused by the collapse of thermal export prices during the back half of 2019," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Mid-way through the 2020 Quarter, it became evident that mild winter weather and natural gas prices falling to twenty-year lows, well below $2.00/mmbtu, were adding to the pressures on coal demand. The unanticipated disruptions created by the COVID-19 pandemic caused global energy demand to plummet, further negatively impacting our results for the 2020 Quarter as well."

Mr. Craft added, "All of our coal mines continued to operate during the 2020 Quarter given the essential, life-sustaining need for coal to be available to supply and ensure the reliability of the electric grid. As our coal inventories expanded, we cut back production hours while evaluating the needs of our customers.  With a keen focus on our long-established Safety First initiatives, our mining operations delivered record safety results.  Our marketing teams continued to work closely with customers to ensure safe, reliable delivery of coal that is vital to the critical infrastructure supporting the communities we serve.  We also took prudent steps to protect ARLP’s strong balance sheet and enhance our liquidity.  I am extremely grateful for the sacrifices and tireless efforts of the entire Alliance organization during these uncertain times.”

Operations Update

The actions taken by world leaders to combat the deadly coronavirus have caused a precipitous global decline in demand for coal, oil and natural gas. The price war initiated by Saudi Arabia and Russia created even more pressure on oil prices. The domestic coal and oil & gas industries have taken action to reduce supply in response.

ARLP previously announced it would reduce its coal production to match existing contracted sales commitments for 2020.  Accordingly, we are now targeting coal sales and production this year of approximately 28.0 million tons and 27.0 million tons, respectively, or 25% to 30% lower than originally expected. To accomplish this objective, ARLP evaluated each of its mining operations to determine where it was possible to temporarily halt production while continuing to meet customer requirements from existing coal inventories.  Following that evaluation, ARLP announced a temporary cessation of coal production at its River View, Gibson, Hamilton and Warrior mining complexes in the Illinois Basin and its MC Mining complex in East Kentucky (see March 30, 2020 and April 9, 2020 Press Releases).

To reliably service the needs of its customers, underground mining operations partially resumed this week at the River View mine, with six continuous mining units brought back into production.  ARLP will continue to monitor coal inventories and work closely with customers to determine when coal production will resume at each of the remaining idled operations.  However, as a result of the continuing impacts of the COVID-19 pandemic on ARLP's business, not all mines will return to previous production levels.  As a result, on April 15, 2020, 116 employees of the Gibson County mining complex and 78 employees of the Hamilton mine were given notice that their employment would be permanently terminated on April 26, 2020.

In the 2020 Quarter, production volumes from our oil and gas mineral interests increased 51.4% compared to the 2019 Quarter as a result of a steady pace of development led by the additional mineral interests acquired in the Wing Acquisition, which we now call AR Midland. Segment Adjusted EBITDA for our Minerals segment increased 50.6% to $13.8 million in the 2020 Quarter compared to $9.1 million in the 2019 Quarter. A steep drop in crude prices toward the end of the 2020 Quarter led to a 9.2% reduction in average sales price per BOE compared to the 2019 Quarter partially offsetting the financial benefit of increased volumes.

A recent Wall Street Journal article read, "As people stay at home to avoid the new coronavirus, the petroleum business is experiencing a shock like no other in history.  …the world’s thirst for oil has vanished, creating an unprecedented crisis for one of the planet’s most powerful industries." As many have said, we are in uncharted territory. We have seen WTI, the U.S. benchmark oil price, collapse from above $60 per barrel at the beginning of this year to briefly turning negative as producers paid purchasers to move barrels last month ─ causing domestic oil producers to slash capital budgets and announce plans to curtail production. With these disruptions, we anticipate earnings from our Minerals segment will be significantly lower in the near term.  With oil prices at unsustainable levels, however, we expect WTI prices will eventually return to prices comparable to pre-virus levels. The positive aspect of lower crude production is the reduction of associated gas volumes leading many energy analysts to project natural gas prices around $3.00/mmbtu by the end of this year and possibly to continue throughout 2021. Not only would such an increase help mitigate lower BOE volumes and lower oil prices but also coal demand should increase from gas to coal switching by our utility customers.

While 43 states have announced plans to begin gradually re-opening the American economy this month, until there is better visibility into both the degree and the speed of the economic recovery post lockdown ARLP has withdrawn its initial 2020 operating and financial guidance provided on January 27, 2020, which of course did not reflect the impact of the COVID-19 pandemic.

We are continuing to monitor and may take further measures to minimize any adverse impact caused by the COVID-19 pandemic, but there can be no guarantee the measures will be fully effective.

Financial and Liquidity Update

Responding to the economic disruptions and uncertainties discussed above, ARLP has taken numerous actions to optimize cash flows and preserve liquidity. Compared to our initial expectations, we are reducing ARLP’s 2020 capital budget by 20.0% to 30.0%. Working capital requirements are expected to fall approximately $35.0 million by reducing coal inventories.  General and administrative expenses will also be 20.0% to 25.0% lower this year due to reduced incentive compensation, stringent cost control and adjusting our corporate support structure to better align with current operating levels.

During the 2020 Quarter, ARLP completed an amendment of its revolving credit facility, expanding liquidity over the next four quarters and extending the maturity of this facility to March 2024. ARLP ended the 2020 Quarter with liquidity of $258.4 million and remained comfortably in compliance with its debt covenants, including total debt of approximately 1.6 times trailing twelve months Adjusted EBITDA.

As previously announced the Board of Directors of ARLP’s general partner (the "Board") decided to suspend the cash distribution to unitholders for the 2020 Quarter. At its quarterly meeting yesterday, the Board extended the suspension of distributions through the quarter ending June 30, 2020.  We view the suspension of unitholder distributions as temporary and continue to believe that a sustainable distribution is an important contributor to long-term value for ARLP’s unitholders.  The Board will continue to evaluate rapidly evolving economic conditions and intends to reassess its distribution decision following the second quarter.

Consolidated Financial Results

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

Weak coal market conditions, lower commodity prices, and the recent lockdown of the global economy due to the COVID-19 pandemic significantly impacted our financial and operating results for the 2020 Quarter.   Lower coal sales and transportation revenues, partially offset by increased oil & gas royalty and other revenues, resulted in total revenues for the 2020 Quarter of $350.8 million compared to $526.6 million for the 2019 Quarter.  Operating expenses of $234.3 million for the 2020 Quarter were also lower compared to $302.7 million in the 2019 Quarter.

 Coal Operations –

Due to reduced coal sales volumes and prices, coal sales revenues for the 2020 Quarter decreased 33.9% to $314.6 million, compared to $476.0 million for the 2019 Quarter.  Coal sales volumes declined 29.7% to 7.3 million tons in the 2020 Quarter due to weak market conditions and uncertainty caused by the COVID-19 pandemic.  Primarily due to reduced shipments of thermal and metallurgical coal to international markets, coal sales price realizations declined 5.9% in the 2020 Quarter to $43.39 per ton sold, compared to $46.12 per ton sold during the 2019 Quarter, while transportation revenues and expenses decreased to $4.7 million from $30.2 million.  Other revenues in the 2020 Quarter increased by $7.5 million to $17.1 million due to a customer buy-out of certain coal contracts at our Tunnel Ridge mine.

Compared to the 2019 Quarter, operating expenses for our coal operations decreased 22.6% to $232.9 million, primarily as a result of lower coal volumes.  Segment Adjusted EBITDA Expense per ton increased 10.6% in the 2020 Quarter to $32.25 per ton, compared to $29.17 per ton in the 2019 Quarter. The increase is attributed primarily to the per ton cost impact of curtailed coal production in response to reduced demand, a longwall move at our Hamilton mine in the 2020 Quarter and a $0.60 per ton government-imposed increase in the federal black lung excise tax, effective January 1, 2020.  Lower coal sales revenues, partially offset by lower expenses, caused total Segment Adjusted EBITDA from our coal operations to decline 46.9% to $97.9 million in the 2020 Quarter, compared to $184.6 million for the 2019 Quarter.

Minerals  –

For the 2020 Quarter, our mineral interests contributed total revenues of $14.3 million from oil & gas royalties and lease bonuses, compared to $10.7 million for the 2019 Quarter.  The increase in revenues is primarily due to higher volumes resulting from the Wing Acquisition in August 2019 as well as drilling and development activity on our mineral interests, partially offset by lower oil & gas sales price realizations.  Comparative results between the 2020 and 2019 Quarters were also impacted by a non-cash acquisition gain of $177.0 million, of which $7.1 million was attributable to non-controlling interest, recorded in the 2019 Quarter associated with the AllDale Acquisition to reflect the fair value of the interests in AllDale I and II we already owned at the time of the acquisition.  Our Minerals segment contributed net income of $2.4 million to the 2020 Quarter, compared to $171.8 million for the 2019 Quarter, which included the acquisition gain.  Excluding the gain, Segment Adjusted EBITDA related to our Minerals segment increased to $13.8 million for the 2020 Quarter, compared to $9.1 million for the 2019 Quarter.  (Please see ARLP Press Releases dated January 3, 2019 and August 2, 2019 for full descriptions of the AllDale and Wing Acquisitions, respectively.)

During the 2020 Quarter, we recorded $157.0 million of non-cash impairment charges, which included a $132.0 million goodwill impairment charge associated with our Hamilton mine and a $25.0 million asset impairment charge due to the permanent closure of our Gibson North mine and a decrease in the fair value of certain mining equipment and greenfield coal reserves.  These non-cash charges reflect the impact of weak coal market conditions and low energy demand caused by the COVID-19 pandemic.

As a result of the redemption by Kodiak Gas Services, LLC of our preferred equity interest for $135.0 million cash in the 2019 Quarter, ARLP did not realize equity securities income in the 2020 Quarter, compared to $12.9 million in the 2019 Quarter.

Segment Results and Analysis

			% Change
	2020 First	2019 First	Quarter /	2019 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	5.056	7.673	(34.1)%	6.687	(24.4)%
Coal sales price per ton (1)	$39.38	$41.35	(4.8)%	$37.84	4.1%
Segment Adjusted EBITDA Expense per ton (2)	$29.67	$25.73	15.3%	$26.46	12.1%
Segment Adjusted EBITDA (2)	$50.0	$122.7	(59.2)%	$78.6	(36.4)%

Appalachia
Tons sold	2.195	2.648	(17.1)%	2.745	(20.0)%
Coal sales price per ton (1)	$52.64	$59.46	(11.5)%	$54.89	(4.1)%
Segment Adjusted EBITDA Expense per ton (2)	$36.31	$37.67	(3.6)%	$40.35	(10.0)%
Segment Adjusted EBITDA (2)	$47.5	$58.7	(19.0)%	$48.3	(1.7)%

Total Coal
Tons sold	7.251	10.321	(29.7)%	9.432	(23.1)%
Coal sales price per ton (1)	$43.39	$46.12	(5.9)%	$42.95	1.0%
Segment Adjusted EBITDA Expense per ton (2)	$32.25	$29.17	10.6%	$30.92	4.3%
Segment Adjusted EBITDA (2)	$97.9	$184.6	(46.9)%	$129.4	(24.3)%

Minerals (3)
Volume - BOE	0.495	0.327	51.4%	0.498	(0.6)%
Volume - oil percentage of BOE	50.8%	40.9%	24.2%	45.2%	12.4%
Average sales price per BOE (3)	$28.79	$31.70	(9.2)%	$31.11	(7.5)%
Segment Adjusted EBITDA Expense (2)	$0.88	$1.83	(51.7)%	$1.70	(48.1)%
Segment Adjusted EBITDA (2)	$13.8	$9.1	50.6%	$14.6	(5.6)%

Consolidated Total (4)
Total revenues	$350.8	$526.6	(33.4)%	$453.3	(22.6)%
Segment Adjusted EBITDA Expense (2)	$234.7	$302.9	(22.5)%	$293.4	(20.0)%
Segment Adjusted EBITDA (2)	$111.7	$206.6	(45.9)%	$143.9	(22.4)%

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.

(3)

Average sales price per BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("BOE").  BOE for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).

(4)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

In the 2020 Quarter, total coal sales volumes decreased 29.7% and 23.1% compared to the 2019 Quarter and the quarter ended December 31, 2019 (the "Sequential Quarter"), respectively, due to curtailed production in both the Illinois Basin and Appalachian regions as a result of weak coal market conditions and uncertainty caused by the COVID-19 pandemic.  Compared to both the 2019 and Sequential Quarters, export shipments were down 1.7 million tons and 1.0 million tons, respectively.  ARLP ended the 2020 Quarter with total coal inventory of 2.6 million tons, an increase of 0.9 million tons and 0.8 million tons compared to the end of the 2019 and Sequential Quarters, respectively.

Coal sales price per ton sold in the 2020 Quarter decreased in both regions compared to the 2019 Quarter reflecting weakened market conditions as discussed above.  Compared to the Sequential Quarter, total coal sales prices were higher, as increased coal sales price per ton sold in the Illinois Basin, primarily due to higher price realizations at our Hamilton and Warrior mines, more than offset lower price realizations in Appalachia.  Reduced metallurgical coal price realizations and volumes at our Mettiki mine in the 2020 Quarter impacted comparisons to both the 2019 and Sequential Quarters in the Appalachian region.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton in the 2020 Quarter increased 15.3% and 12.1% compared to the 2019 and Sequential Quarters, respectively, primarily as a result of reduced coal sales and production volumes and increased coal inventory charges. Reduced production in the 2020 Quarter reflects curtailed production due to reduced work schedules at all operations and a longwall move at our Hamilton mine.  The added cost to reclaim equipment and permanently close the Gibson North mine also contributed to higher per ton costs in the 2020 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 3.6% and 10.0% compared to the 2019 and Sequential Quarters, respectively, as a result of fewer longwall move days at both our Tunnel Ridge and Mettiki mines, reduced subsidence expense per ton and lower selling expense per ton due primarily to lower average coal sales prices and reduced export tons.

In the 2020 Quarter, production from our mineral interests increased 51.4% compared to the 2019 Quarter as a result of volumes from the additional mineral interests acquired in the Wing Acquisition as well as continued drilling and development activity across our entire mineral position as a whole.  Segment Adjusted EBITDA for our Minerals segment increased 50.6% to $13.8 million in the 2020 Quarter compared to $9.1 million in the 2019 Quarter as a result of increased volumes, partially offset by a reduced average sales price per BOE.  Sequentially, Segment Adjusted EBITDA fell 5.6% due to lower sales price realizations per BOE.

Outlook

The severity and duration of the COVID-19 pandemic is unknown, creating uncertainties around economic and market conditions and the potential impact on ARLP’s business, operating results and financial condition.  We are not alone.  With the American economy shutdown by governors implementing and enforcing stay-at-home orders, many businesses have seen their revenues decimated by demand destruction.  News outlets have reported more energy companies have suspended or cancelled their dividends year to date than in the previous 10 years combined.  Even more have suspended guidance.

Americans are hoping the re-opening of the U.S. economy will be swift and that a second wave of the virus will not be in our future.  With each passing day, we will know more but today there is more unknown than known.

In these circumstances, our planning has centered on the health, safety and wellbeing of employees and the needs of our customers who, thus far, have indicated their intentions to take delivery of the minimum requirements under ARLP’s sales contracts this year.  Due to the demand destruction caused by the pandemic, our second quarter results will suffer as production and Segment Adjusted EBITDA from our coal operations are expected to be less than half of our results in the 2020 Quarter and the contribution from our Minerals segment most likely will be impacted even more severely.  In both the coal and the oil & gas industries supply overall needs to come down and demand needs to rise ─ the timing and extent of which will determine the speed of recovery for market participants in both sectors.

"I caution that ARLP’s expected first-half results are unrepresentative of the strength of our Partnership.  Assuming a rebound of the economy moving forward, even if gradual, our outlook will be brighter. The second half of this year should be better than the first half and 2021 should be better than 2020," said Mr. Craft.  "While current circumstances are certainly unprecedented, ARLP has successfully managed through challenging cycles in the past and we are prepared to do so today. Coal remains an essential part of the critical infrastructure necessary to meet the power generation needs of this country. Our low-cost, strategically-located operations have us positioned to both reliably service the needs of our existing customers and to expand our market presence as weaker competitors fall away.  Although lower commodity prices, reduced drilling activity and production curtailments will impact ARLP’s cash flows from its Minerals segment in the near term, our oil & gas mineral interests have us well positioned in the core development areas of the most attractive basins in the United States.  We continue to believe the Minerals segment will generate increasing cash flows over the long-term and provide ARLP with opportunities to create meaningful growth for unitholders."

Mr. Craft concluded, "Looking ahead, ARLP will continue to execute at the highest level in the most prudent manner possible in every aspect of our business ─ focusing on safety, controlling costs, servicing customers, managing for cash and protecting our balance sheet.  We believe our efforts should allow ARLP to navigate an undetermined period of market weakness and emerge with strength.  When conditions begin to improve, we will stand ready and prepared to take advantage of the growth opportunities that will follow."

A conference call regarding ARLP's 2020 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10142437.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil & gas mineral interests located in strategic producing regions across the United States.

ARLP operates seven coal mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the impact of COVID-19 both to the execution of our day to day operations including potential closures, as well as to the pandemic's broader impact on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and credit sources and broader economic disruption that is evolving.  In addition, the actions of Saudi Arabia and Russia to decrease oil prices may have direct and indirect impacts over the near and long term to our Minerals segment.  These risks compound the ongoing risks to our business, including decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changing global economic conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential curtailment of oil & gas production by operators of the properties in which we hold mineral interests due to lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 20, 2020 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Tons Sold	7,251	10,321
Tons Produced	8,021	11,323
Mineral Interest Volumes (BOE)	495	327

SALES AND OPERATING REVENUES:
Coal sales	$314,637	$476,016
Oil & gas royalties	14,239	10,393
Transportation revenues	4,739	30,238
Other revenues	17,148	9,955
Total revenues	350,763	526,602

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	234,342	302,728
Transportation expenses	4,739	30,238
General and administrative	13,438	17,812
Depreciation, depletion and amortization	73,921	71,139
Asset impairments	24,977	—
Goodwill impairment	132,026	—
Total operating expenses	483,443	421,917

(LOSS) INCOME FROM OPERATIONS	(132,680)	104,685

Interest expense, net	(12,279)	(11,422)
Interest income	52	91
Equity method investment income	451	324
Equity securities income	—	12,906
Acquisition gain	—	177,043
Other expense	(356)	(129)
(LOSS) INCOME BEFORE INCOME TAXES	(144,812)	283,498

INCOME TAX BENEFIT	(105)	(106)

NET (LOSS) INCOME	(144,707)	283,604

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(76)	(7,176)

NET (LOSS) INCOME ATTRIBUTABLE TO ARLP	$(144,783)	$276,428

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$(1.14)	$2.12

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,072,308	128,149,791

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,623	$36,482
Trade receivables	137,261	161,679
Other receivables	322	256
Inventories, net	124,516	101,305
Advance royalties	1,085	1,844
Prepaid expenses and other assets	14,685	18,019
Total current assets	307,492	319,585
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,621,062	3,684,008
Less accumulated depreciation, depletion and amortization	(1,662,335)	(1,675,022)
Total property, plant and equipment, net	1,958,727	2,008,986
OTHER ASSETS:
Advance royalties	59,626	52,057
Equity method investments	28,114	28,529
Goodwill	4,373	136,399
Operating lease right-of-use assets	16,334	17,660
Other long-term assets	21,755	23,478
Total other assets	130,202	258,123
TOTAL ASSETS	$2,396,421	$2,586,694

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$63,107	$80,566
Accrued taxes other than income taxes	21,598	15,768
Accrued payroll and related expenses	35,718	36,575
Accrued interest	13,037	5,664
Workers' compensation and pneumoconiosis benefits	11,175	11,175
Current finance lease obligations	7,043	8,368
Current operating lease obligations	2,264	3,251
Other current liabilities	21,687	21,062
Current maturities, long-term debt, net	71,727	13,157
Total current liabilities	247,356	195,586
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	731,004	768,194
Pneumoconiosis benefits	95,089	94,389
Accrued pension benefit	43,361	44,858
Workers' compensation	44,999	45,503
Asset retirement obligations	135,232	133,018
Long-term finance lease obligations	2,039	2,224
Long-term operating lease obligations	13,991	14,316
Other liabilities	15,846	23,182
Total long-term liabilities	1,081,561	1,125,684
Total liabilities	1,328,917	1,321,270

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 and 126,915,597 units outstanding, respectively	1,132,836	1,331,482
Accumulated other comprehensive loss	(77,055)	(77,993)
Total ARLP Partners' Capital	1,055,781	1,253,489
Noncontrolling interest	11,723	11,935
Total Partners' Capital	1,067,504	1,265,424
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,396,421	$2,586,694

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES	$78,719	$143,706

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(50,364)	(84,043)
(Decrease) increase in accounts payable and accrued liabilities	(3,612)	6,470
Proceeds from sale of property, plant and equipment	2,500	103
Distributions received from investments in excess of cumulative earnings	142	2,260
Payments for acquisitions of businesses, net of cash acquired	—	(175,060)
Cash received from redemption of equity securities	—	134,288
Net cash used in investing activities	(51,334)	(115,982)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	12,800	108,000
Payments under securitization facility	(28,200)	(110,000)
Payments on equipment financings	(3,225)	—
Borrowings under revolving credit facilities	70,000	—
Payments under revolving credit facilities	(25,000)	(150,000)
Payments on finance lease obligations	(1,510)	(7,341)
Payment of debt issuance costs	(5,758)	—
Payments for purchases of units under unit repurchase program	—	(5,251)
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(1,310)	(7,817)
Distributions paid to Partners	(51,753)	(69,011)
Other	(288)	(262)
Net cash used in financing activities	(34,244)	(241,682)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(6,859)	(213,958)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,482	244,150

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,623	$30,192

Reconciliation of GAAP "net (loss) income attributable to ARLP" to non-GAAP "Adjusted net income attributable to ARLP" (in thousands).

Adjusted net income attributable to ARLP is defined as net (loss) income attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.

Adjusted net income attributable to ARLP should not be considered as an alternative to net (loss) income attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	our operational trends and performance relative to other coal and mineral companies;
•	the comparability of our performance to earnings estimates provided by security analysts; and
•	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Net (loss) income attributable to ARLP	$(144,783)	$276,428	$25,832
Asset impairments	24,977	—	—
Goodwill impairment	132,026	—	—
Acquisition gain	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	7,083	—
Adjusted net income attributable to ARLP	$12,220	$106,468	$25,832

Reconciliation of GAAP "net (loss) income attributable to ARLP" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net (loss) income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net (loss) income attributable to ARLP, net (loss) income, (loss) income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Net (loss) income attributable to ARLP	$(144,783)	$276,428	$25,832
Depreciation, depletion and amortization	73,921	71,139	88,675
Interest expense, net	12,784	11,585	12,407
Capitalized interest	(557)	(254)	(421)
Income tax expense (benefit)	(105)	(106)	(341)
EBITDA	(58,740)	358,792	126,152
Asset impairments	24,977	—	—
Goodwill impairment	132,026	—	—
Acquisition gain	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	7,083	—
Adjusted EBITDA	98,263	188,832	126,152
Interest expense, net	(12,784)	(11,585)	(12,407)
Income tax (expense) benefit	105	106	341
Estimated maintenance capital expenditures (1)	(38,982)	(63,069)	(47,629)
Distributable Cash Flow	$46,602	$114,284	$66,457
Distributions paid to partners	$51,753	$69,011	$69,772
Distribution Coverage Ratio	0.90	1.66	0.95

(1)

Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2020 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.86 per ton produced compared to the estimated $5.57 per ton produced in 2019. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Operating expense	$234,342	$302,728	$286,845
Outside coal purchases	—	—	7,447
Other expense (income)	356	129	(931)
Segment Adjusted EBITDA Expense	234,698	302,857	293,361
Minerals expenses	(883)	(1,827)	(1,702)
Segment Adjusted EBITDA Expense - Coal	$233,815	$301,030	$291,659
Divided by tons sold	7,251	10,321	9,432
Segment Adjusted EBITDA Expense per ton	$32.25	$29.17	$30.92

Segment Adjusted EBITDA is defined as net (loss) income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, asset and goodwill impairments and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Adjusted EBITDA (See reconciliation to GAAP above)	$98,263	$188,832	$126,152
General and administrative	13,438	17,812	17,779
Segment Adjusted EBITDA	111,701	206,644	143,931
Minerals segment	(13,755)	(9,132)	(14,565)
Equity securities income	—	(12,906)	—
Segment Adjusted EBITDA – Coal	$97,946	$184,606	$129,366
Divided by tons sold	7,251	10,321	9,432
Segment Adjusted EBITDA per ton	$13.51	$17.89	$13.72

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